Exhibit 10.1

Consulting Agreement

THIS CONSULTING AGREEMENT (this “Agreement”), effective as of August 1, 2018, is entered into by and between Littelfuse, Inc., a Delaware corporation (the “Company”), and Nathan Zommer (the “Consultant”).

WHEREAS, the Consultant currently serves as a member of the Board of Directors of the Company (the “Board”) and previously served as an employee of IXYS, LLC (f/k/a IXYS Corporation), a Delaware limited liability company and wholly owned subsidiary of the Company (“IXYS”), until March 31, 2018 (the “Resignation Date”);

WHEREAS, the Consultant has invaluable knowledge and expertise regarding the business of IXYS;

WHEREAS, due to the Consultant’s knowledge and expertise, the Company wishes to have the cooperation of, and access to, the Consultant following his ceasing to be employed by IXYS; and

WHEREAS, the Company and the Consultant have mutually agreed that the Consultant shall serve as an advisor to the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1.     Termination of Employment. The parties affirm that, effective as of the Resignation Date, the Consultant ceased to be an employee of the Company, IXYS, and their respective affiliates.

2.     Consulting Period. The Consultant shall render the Services (as defined below) for the period beginning on the date hereof and ending on July 31, 2019 (the “Expiration Date”), unless earlier terminated in accordance with Section ☒7, or extended by mutual agreement of the parties hereto (the “Consulting Period”).

3.     Title; Services; Office.

(a)     Title. During the Consulting Period, the Consultant shall have the title of Senior Advisor to the Company.

(b)     Services. During the Consulting Period, the Consultant shall provide general advisory services as reasonably requested by the Chief Executive Officer of the Company (the “Services”), and shall be available to dedicate up to a maximum of 10 hours per week as the Consultant and the Company mutually deem reasonable for the performance of the Services hereunder; provided that, notwithstanding the foregoing, the Company and the Consultant shall use their reasonable best efforts to ensure that the level of the Consultant’s services under this Agreement is consistent with the intent that the Consultant’s termination of employment with the Company constitutes a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).
(c)     Location; Support Services. The parties agree that the Consultant shall provide the Services remotely, except as may otherwise be determined by the parties from time to time. During the Consulting Period, the Company shall provide the Consultant with reasonable secretarial support in connection with his performance of the Services.

4.     Remuneration.

(a)     Consulting Fee. In consideration for agreeing to provide the services set forth in Section 3(b), during the Consulting Period, the Consultant shall be paid a fee of $8,333 per month (the “Consulting Fee”), payable in arrears no later than the fifth business day of each calendar month, with the first and last such payments to be prorated as necessary to reflect a period of service that is less than a full month.

(b)     Expenses. The Company shall reimburse the Consultant pursuant to the Company’s reimbursement policies for other Senior Advisors as in effect from time to time for reasonable business expenses incurred by the Consultant in connection with the performance of the Services. The Consultant acknowledges and agrees that the Consultant shall not be entitled to expense reimbursements under the Company’s reimbursement policies for active employees.

(c)     Benefits. The Consultant acknowledges and agrees that the Consultant shall not be entitled to participate in any benefit plans of the Company, IXYS, or their subsidiaries (other than as set forth in the General Release of Claims, dated March 31, 2018 (the “Separation Agreement”), by and between the Company and the Consultant).

5.     Sole Consideration. Except as specifically provided herein, the Consultant shall be entitled to no compensation or benefits from the Company, IXYS, or their respective affiliates with respect to the Services and shall not be credited with any service, age, or other credit for purposes of eligibility, vesting, or benefit accrual under any employee benefit plan of the Company, IXYS, or their respective affiliates.

6.     Status as a Nonemployee. The Company and the Consultant acknowledge and agree that, in performing the Services pursuant to this Agreement, the Consultant shall be acting, and shall act, at all times as an independent contractor only and not as an employee, agent, partner, or joint venturer of or with the Company, IXYS, or their respective affiliates. The Consultant acknowledges and agrees that the Consultant is and shall be solely responsible for the reporting and payment of all federal, state, local, and foreign taxes that are required by applicable laws or regulations to be paid with respect to all compensation and benefits payable or provided hereunder, and that no employee of the Company, IXYS or any of their respective affiliates shall provide any tax reporting, payment or other personal administrative services to the Consultant. Except as set forth in the Separation Agreement, the Consultant shall not be eligible to participate in or accrue benefits under any benefit plan sponsored by the Company, IXYS, or their respective affiliates.

7.     Termination of Consulting Period.

(a)     Termination. Either the Company or the Consultant may terminate the Consulting Period at any time and for any reason (or no reason) by providing the other party with 30 days’ advance written notice of such termination. The termination of the Consulting Period pursuant to this Section 7(a) shall not affect the Consultant’s status as a member of the Board if the Consultant is serving on the Board as of such termination.
(b)     Payments upon Termination. Upon termination of the Consulting Period for any reason, the Company shall pay to the Consultant any earned but unpaid Consulting Fees for the Services rendered prior to the date of termination and shall reimburse the Consultant for any business expenses incurred prior to such termination and for which the Consultant would be entitled to reimbursement pursuant to Section 4(b).

8.     Miscellaneous.

(a)     Non-Employee Director Compensation. Notwithstanding anything to the contrary herein, this Agreement shall not impact Consultant’s eligibility to receive compensation (including equity awards) to which he would otherwise be entitled as a non-employee member of the Board.

(b)     Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, as applicable, the Company and the Consultant and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees, and legatees. This Agreement is personal in nature and the Consultant shall not, without the written consent of the Company, assign, transfer, or delegate this Agreement or any rights or obligations hereunder.

(c)     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to principles regarding the conflict of laws.

(d)     Amendment; Entire Agreement. No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, modification, waiver, or discharge is agreed to in writing and such writing is signed by the Consultant and the Company. From and after the date hereof, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, except as specifically provided herein.

(e)     Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Consultant:

At the address most recently on the books and records of the Company.

If to the Company:

Littelfuse, Inc.

8755 W. Higgins Road, Suite 500

Chicago, Illinois 60631

Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(f)     Headings. The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.     Code Section 409A.

(a)     The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b)     With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of the Consultant’s taxable year following the taxable year in which the expense was occurred.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

LITTELFUSE, INC.

By:	/s/ Ryan K. Stafford
Name:	Ryan K. Stafford
Title:	Executive Vice President, Chief Legal
and Chief Human Resources Officer

/s/ Nathan Zommer
Nathan Zommer

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